Exhibit 99.1
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NEWS RELEASE
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Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


             DYNATRONICS ANNOUNCES RECORD-BREAKING YEAR-END RESULTS
             ------------------------------------------------------

         Salt Lake City, Utah (August 26, 2004) - Dynatronics Corporation (NASDAQ: DYNT) today announced record results for its fiscal year ended June 30, 2004. Sales for the year jumped 22 percent to a new company high of $20.6 million, compared to $16.9 million in fiscal 2003. Net income for the year ended June 30, 2004 also reached an all-time record of $970,272 ($.11 per share), compared to $24,799 ($.00 per share) in fiscal 2003.

         Sales for the fourth quarter ended June 30, 2004, increased 29 percent to $5.0 million, compared to $3.9 million for the same period in 2003. Net income for the quarter rose to $245,213 ($.03 per share), compared to a net fourth quarter loss in 2003 of $156,226 ($.02 per share).

         "Fiscal 2004 was a banner year for Dynatronics," stated Kelvyn H. Cullimore Jr., company president. "The strong results reflect the popularity of our new Solaris products that use advanced technology light therapy to relieve pain."

         In June 2004, Dynatronics introduced a fifth unit to the Solaris family
- the Solaris 701 - which combines ultrasound therapy with light therapy in a single device. The company now provides one of the most complete lines of light therapy products in the United States.

         "Light therapy is a proven winner," remarked Larry K. Beardall, Dynatronics' executive vice president of marketing and sales. "With hundreds of clinical research studies supporting its efficacy, light therapy is becoming an important tool for medical practitioners. Thousands of people around the country are already benefiting from this technology."

         Another important development was the June 2004 FDA clearance of Dynatronics' newest light probe: the Dynatron 890. This probe, which began shipping to customers last week, uses a laser diode that produces greater output than the superluminous diodes in the current Dynatron 880.

         The success of this fiscal year is attributable to strategic research and development initiatives begun over two years ago. Those initiatives continue to be a cornerstone of Dynatronics' growth strategy, with several new products, including additional light probes, slated for development and introduction in fiscal 2005. These new product introductions are expected to spur organic growth and help the company maintain its position as an innovative leader in the industry.

         "With the success of this past year, we plan to continue our strategic research and development focus in order to bring new products to the market in coming years. It is this cycle of new product introductions that will provide both top and bottom line growth in the future," added Cullimore.

         Dynatronics has scheduled a conference call for investors today at 1 p.m. EDT (11 a.m. MDT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.

         A summary of the financial results for the three and twelve months ended June 30, 2004, follows:

                         Summary Selected Financial Data
                         -------------------------------


                                                   Three Months Ended            Twelve Months Ended
                                                     June 30,                            June 30,
                                               2004               2003              2004                2003
                                               ----               ----              ----                ----
Net sales                                    $ 5,024,354      $ 3,880,287       $ 20,587,273      $ 16,896,992

Gross profit                                   2,048,406        1,335,552          8,200,295         6,187,156

Income (loss) before income taxes                323,011         (252,669)         1,377,444            41,507

Income tax expense (benefit)                      77,798          (96,443)           407,172            16,708
                                             -----------     ------------       ------------      ------------

Net income (loss)                            $   245,213      $  (156,226)      $    970,272      $     24,799
                                             ===========     ============       ============      ============

Net income (loss) per share (diluted)        $      .03       $      (.02)      $        .11      $        .00
                                             ===========      ===========       ============      ============


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products, increased terrorist activity and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2003, and its subsequent quarterly reports on Form 10-QSB.

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